AMENDED SCHEDULE A

dated April 19, 2021 to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

dated March 31, 2020 between

THE ADVISORS’ INNER CIRCLE FUND

and

WESTWOOD MANAGEMENT CORP.

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Westwood Quality Value Fund	Institutional Shares 0.65% A Class Shares 0.90% C Class Shares 1.65%	February 28, 2021 February 28, 2021 February 28, 2022
Westwood Income Opportunity Fund	Institutional Shares 0.84% A Class Shares 1.09% C Class Shares 1.84%	April 30, 2022 April 30, 2022 April 30, 2022
Westwood Quality SMidCap Fund	Institutional Shares 0.88% Ultra Shares 0.68%	February 28, 2021 February 28, 2022
Westwood Quality SmallCap Fund	Institutional Shares 0.99% A Class Shares 1.04% C Class Shares 1.79% Ultra Shares 0.79%	February 28, 2021 February 28, 2021 February 28, 2021 February 28, 2022
Westwood Total Return Fund	Institutional Shares 0.75%	February 28, 2021

ACKNOWLEDGED AND ACCEPTED BY:

WESTWOOD MANAGEMENT CORP.

By:	/s/ William R. Hardcastle, Jr.
Name:	William R. Hardcastle, Jr.
Title:	SVP

THE ADVISORS’ INNER CIRCLE FUND

By:	/s/ Matthew M. Maher
Name:	Matthew M. Maher
Title:	Secretary and Vice President